                                                                      EXHIBIT 99

NEWS RELEASE                        [STAMP]
                                                                 [WILLIAMS LOGO]
NYSE: WMB



Date:    Feb. 8, 2000


Contact: Jim Gipson                 Rick Rodekohr                 Richard George
         Media                      Investor relations            Investor relations
         (918) 573-2111             (918) 573-2087                (918) 573-3679
         jim.gipson@williams.com    rick.rodekohr@williams.com    richard.george@williams.com


  WILLIAMS' REPORTED 1999 NET INCOME IS SIGNIFICANTLY HIGHER THAN PREVIOUS YEAR

         TULSA, Okla. - Williams (NYSE: WMB) today reported unaudited 1999 net income of $221.4 million, or 50 cents per share on a diluted basis, compared with 1998's restated net income of $122.3 million, or 27 cents per share.

         "The late-year improvement in natural gas and gas liquids markets combined with another solid year from our natural gas pipelines were major factors in the year-over-year turnaround in the energy segments' profit," said Keith E. Bailey, chairman, president and chief executive officer. "We enter 2000 seeing more favorable key market conditions than a year ago, an expanded earnings capacity and an array of internally generated opportunities for growth.

         "Communications' operating loss was within our expectations," he said. "The construction of our new network is on time, on budget and scheduled for completion this year. We are developing a growing base of customers to put this network's award-winning architecture to work and would expect to see profitability from traffic currently carried off-network improve dramatically as it migrates onto the completed system. We also are committed to significantly improve the financial performance of the Solutions segment of this business."

         For the fourth quarter, net income was $122.3 million, or 27 cents per share, compared with a restated net loss of $33.7 million, or 8 cents per share, for the same period of 1998. Results during the fourth quarter of 1999 include an after-tax gain of $65.2 million, or 15 cents per share, on the December sale of Williams' retail propane business. The fourth quarter of 1998 included an after-tax charge of $14.3 million, reported in discontinued operations, for the costs associated with a loss contingency for operations previously sold.

         Net income for the fourth quarter and the year 1998 has been restated and reduced by $300,000 and by $5.2 million, respectively, to reflect a change in accounting for valuing certain petroleum inventories. Bailey noted these 1999 accomplishments:

o Williams successfully completed $1.5 billion initial public and private offerings of a minority interest in its Communications unit, as well as a public debt offering of $2 billion, funding the construction of its 33,000-mile fiber optic network. Williams retained approximately 85 percent ownership in Williams Communications, which is traded on the New York Stock Exchange under the symbol WCG.

o Communications continued its network build on time and on budget, adding approximately 7,000 miles to the network in 1999, finishing the year with approximately 26,000 route miles in the ground and 24,000 miles lit. Completion is scheduled for the end of this year.

o Communications also announced that SBC Communications would become its anchor network tenant after Williams was selected as SBC's preferred provider of nationwide long-distance voice and data services.

o Gas Pipeline put two major North Carolina expansion projects into service - a pipeline extension and a liquefied natural gas peaking facility to serve this growing market.

o Energy Services added capacity to nearly all of its operations, including: an agreement with three producers to process gas from the Jonah Field in Wyoming; the construction of a 412-mile natural gas liquids pipeline expansion in the Rocky Mountains; the acquisition of petroleum terminals, increasing storage capacity by 16 million barrels; more than doubling electric-tolling and load-following contract volume to about 8,800 megawatts; and the completion of the Mobile Bay processing plant.

o Williams signed an agreement to acquire a 33 percent stake in Lithuania's national oil company, Mazeikiu Nafta, which owns and operates a refinery and terminal.

         Following is a year-end financial performance summary of Williams' major business groups:

         GAS PIPELINE, one of the nation's largest transporters of natural gas through systems that span the United States, reported 1999 segment profit of $697.3 million, compared with $610.4 million during 1998.

         The improvement was mostly due to the benefit of additional rate refund liability reductions of approximately $48 million, primarily reflecting 1999 regulatory proceedings involving rate-of-return methodology. This was partially offset by the effect of a rate settlement redesign on the Kern River system.

         For the fourth quarter of 1999, Williams' gas pipeline business reported segment profit of $192.4 million, compared with segment profit of $120.5 million during the same period of 1998. Results in the fourth quarter of 1998 were reduced by $58 million in costs related to certain long-term gas supply contracts on the Central system that will not be recoverable from customers.

         ENERGY SERVICES, which provides a full spectrum of traditional and advanced energy products and services, reported 1999 segment profit of $529 million, compared with restated segment profit of $386.1 million in 1998.

         The increase reflected a substantial late-year improvement in natural gas liquids markets, improvement in natural gas trading activities, approximately $45 million in gains on the sale of assets and reduced losses on retail gas and electric activities. Partially offsetting the improvements were lower results from the company's power trading activities and its retail petroleum operations.

         In December 1999, Williams changed its accounting for inventories of certain non-trading crude oil and refined products to the "average cost method." This change increased segment profit for 1999 by $35.4 million, and results for 1998 have been restated to reflect an $8.4 million reduction in segment profit.

         For the fourth quarter of 1999, Energy Services reported segment profit of $142.8 million, compared with restated segment profit of $85.3 million during the same period of 1998. Fourth quarter 1998 results were reduced by approximately $14 million in impairment charges associated with the company's decision to change focus from selling energy services to small commercial and residential customers to large end-users, and an $11 million accrual for modifying a portion of an employee benefits program. Full-year results in 1998 also included MAPCO merger-related expenses of $51 million and litigation and rate-refund accruals totaling $22 million.

         COMMUNICATIONS, which includes a leading-edge broadband network, single-source communications systems integration and multiple technology applications for businesses, reported a 1999 segment loss of $318.2 million, compared with a segment loss of $193 million during 1998.

         The higher segment loss is due primarily to adding the resources and infrastructure required to serve a growing customer base as more of Williams' national, carrier-class network is installed and lit. In addition, depreciation expense related to these activities increased approximately $30 million as portions of the network were placed into service during the year. The Communications Solutions business also contributed to the higher segment loss, reflecting increased expenses associated with business system conversions and integration, and higher provisions for uncollectable receivables.

         Results in 1999 also reflect approximately $34 million in losses resulting from management's decision to exit certain businesses within the Strategic Investments segment. Reducing 1998 results was a $23 million loss related to exiting a venture in the Strategic Investments unit.

         For the fourth quarter of 1999, Communications reported a segment loss of $108.9 million compared with a segment loss of $105.6 million during the same period of 1998. Results in the fourth quarter of 1998 were reduced by charges for asset write-downs and loss accruals totaling approximately $8 million and a $12 million accrual for modifying a portion of an employee benefit program

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, provides a full range of traditional and leading-edge communications and energy services. Williams information is available at www.williams.com.

                                       ###


PORTIONS OF THIS DOCUMENT MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" AS DEFINED BY FEDERAL LAW. ALTHOUGH THE COMPANY BELIEVES ANY SUCH STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THERE IS NO ASSURANCE THAT ACTUAL OUTCOMES WILL NOT BE MATERIALLY DIFFERENT. ANY SUCH STATEMENTS ARE MADE IN RELIANCE ON THE "SAFE HARBOR" PROTECTIONS PROVIDED UNDER THE PRIVATE SECURITIES REFORM ACT OF 1995. ADDITIONAL INFORMATION ABOUT ISSUES THAT COULD LEAD TO MATERIAL CHANGES IN PERFORMANCE IS CONTAINED IN THE COMPANY'S ANNUAL REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                 [WILLIAMS LOGO]

[FINANCIAL HIGHLIGHTS]
(UNAUDITED)

                                                        Three months ended                Years ended
                                                           December 31,                   December 31,
                                                      -------------------------    --------------------------
(Millions, except per-share amounts)                     1999          1998*          1999           1998*
                                                      -----------   -----------    -----------    -----------
Revenues                                              $   2,448.8   $   2,038.4    $   8,593.1    $   7,658.3
Income (loss) from continuing operations              $      57.1   $     (19.4)   $     161.8    $     141.4
Loss from discontinued operations                     $      --     $     (14.3)   $      --      $     (14.3)
Income (loss) before extraordinary gain (loss) and
 cumulative effect of change in accounting principle  $      57.1   $     (33.7)   $     161.8    $     127.1
Extraordinary gain (loss)                             $      65.2   $      --      $      65.2    $      (4.8)
Cumulative effect of change in accounting principle   $      --     $      --      $      (5.6)   $      --
Net income (loss)                                     $     122.3   $     (33.7)   $     221.4    $     122.3

Diluted earnings per common share:
 Income (loss) from continuing operations             $       .12   $      (.05)   $       .36    $       .31
 Loss from discontinued operations                    $      --     $      (.03)   $      --      $      (.03)
 Income (loss) before extraordinary gain (loss) and
 cumulative effect of change in accounting principle  $       .12   $      (.08)   $       .36    $       .28
 Extraordinary gain (loss)                            $       .15   $      --      $       .15    $      (.01)
 Cumulative effect of change in accounting principle  $      --     $      --      $      (.01)   $      --
 Net income (loss)                                    $       .27   $      (.08)   $       .50    $       .27
 Average shares (thousands)                               446,681       434,405        441,512        431,816
 Shares outstanding at December 31 (thousands)                                         440,649        428,271
                                                      -----------   -----------    -----------    -----------

* Certain amounts have been restated or reclassified as described in Note 1 of Notes to Consolidated Statement of Income.

                                                             FOURTH QUARTER 1999

CONSOLIDATED STATEMENT OF INCOME                                 [WILLIAMS LOGO]
(UNAUDITED)

                                                          Three months ended         Years ended
                                                             December 31,            December 31,
                                                         --------------------    --------------------
(Millions)                                                 1999        1998*       1999        1998*
                                                         --------    --------    --------    --------
REVENUES

Gas Pipeline                                                530.7    $  443.9    $ 1,831.6    $ 1,684.8
Energy Services                                           1,883.1     1,291.1      6,362.6      5,351.4
Communications                                              525.8       515.3      2,040.7      1,764.6
Other                                                        43.9        35.3        114.6         68.4
Intercompany eliminations                                  (534.7)     (247.2)    (1,756.4)    (1,210.9)
                                                         --------    --------    ---------   ----------
  Total revenues                                          2,448.8     2,038.4      8,593.1      7,658.3
                                                         --------    --------    ---------   ----------

SEGMENT COSTS AND EXPENSES

Costs and operating expenses                              1,856.7     1,473.4     6,358.0      5,540.8
Selling, general and administrative expenses                365.0       351.4     1,304.7      1,115.7
Other (income) expense--net                                 (10.5)       98.6        13.9        195.8
                                                         --------    --------    --------    ---------
  Total segment costs and expenses                        2,211.2     1,923.4     7,676.6      6,852.3
                                                         --------    --------    --------    ---------



General corporate expenses                                   21.7        13.1        67.9        89.2
                                                         --------    --------    --------    ---------

OPERATING INCOME (LOSS)

Gas Pipeline                                                192.4       120.5       697.3       610.4
Energy Services                                             142.8        85.3       529.0       386.1
Communications                                             (108.9)     (105.6)     (318.2)     (193.0)
Other                                                        11.3        14.8         8.4         2.5
General corporate expenses                                  (21.7)      (13.1)      (67.9)      (89.2)
                                                         --------    --------    --------    --------
  Total operating income                                    215.9       101.9       848.6       716.8
                                                         --------    --------    --------    --------
Interest accrued                                           (221.5)     (139.1)     (668.0)     (515.1)
Interest capitalized                                         32.3         2.0        69.8        30.6
Investing income                                             49.2         6.2        68.7        25.8
Minority interest in loss of consolidated subsidiaries       14.1        15.1         7.2         9.6
Other expense--net                                            (3.1)       (6.7)       (3.3)      (19.1)
                                                         --------    --------    --------    --------
Income (loss) from continuing operations before
  income taxes, extraordinary gain (loss) and
  cumulative effect of change in accounting principle        86.9       (20.6)      323.0       248.6
Provision (credit) for income taxes                          29.8        (1.2)      161.2       107.2
                                                         --------    --------    --------    --------
Income (loss) from continuing operations                     57.1       (19.4)      161.8       141.4
Loss from discontinued operations                            --         (14.3)       --         (14.3)
                                                         --------    --------    --------    --------
Income (loss) before extraordinary gain (loss) and
  cumulative effect of change in accounting principle        57.1       (33.7)      161.8       127.1
Extraordinary gain (loss)                                    65.2        --          65.2        (4.8)
Cumulative effect of change in accounting principle          --          --          (5.6)       --
                                                         --------    --------    --------    --------
Net income (loss)                                           122.3       (33.7)      221.4       122.3
Preferred stock dividends                                    --           1.4         2.8         7.1
                                                         --------    --------    --------    --------
Income (loss) applicable to common stock                 $  122.3    $  (35.1)   $  218.6    $  115.2
                                                         --------    --------    --------    --------

* Certain amounts have been restated or reclassified as described in Note 1 of Notes to Consolidated Statement of Income.

See accompanying notes.


                                                             FOURTH QUARTER 1999

                                                                 [WILLIAMS LOGO]
CONSOLIDATED STATEMENT OF INCOME (CONTINUED)
(UNAUDITED)

                                                               Three months ended               Years ended
                                                                  December 31,                  December 31,
                                                             ----------------------       -----------------------
                                                               1999         1998*           1999           1998*
                                                             --------      --------       --------       --------
EARNINGS PER SHARE

Basic earnings per common share:
  Income (loss) from continuing operations                   $    .13      $   (.05)      $    .36       $    .31
  Loss from discontinued operations                              --            (.03)          --             (.03)
                                                             --------      --------       --------       --------
  Income (loss) before extraordinary gain (loss) and
    cumulative effect of change in accounting principle           .13          (.08)           .36            .28
  Extraordinary gain (loss)                                       .15          --              .15           (.01)
  Cumulative effect of change in accounting principle            --            --             (.01)            --
                                                             --------      --------       --------       --------
  Net income (loss)                                          $    .28      $   (.08)      $    .50       $    .27
                                                             --------      --------       --------       --------
  Average shares (thousands)                                  440,682       430,445        436,117        425,681
                                                             --------      --------       --------       --------
Diluted earnings per common share:
  Income (loss) from continuing operations                   $    .12      $   (.05)      $    .36       $    .31
  Loss from discontinued operations                              --            (.03)          --             (.03)
                                                             --------      --------       --------       --------
  Income (loss) before extraordinary gain (loss) and
    cumulative effect of change in accounting principle           .12          (.08)           .36            .28
  Extraordinary gain (loss)                                       .15          --              .15           (.01)
  Cumulative effect of change in accounting principle            --            --             (.01)            --
                                                             --------      --------       --------       --------
Net income (loss)                                            $    .27      $   (.08)      $    .50       $    .27
                                                             --------      --------       --------       --------
Average shares (thousands)                                    446,681       434,405        441,512        431,816
                                                             --------      --------       --------       --------

* Certain amounts have been restated as described in Note 1 of Notes to Consolidated Statement of Income.

See accompanying notes.




                                                             FOURTH QUARTER 1999

                                                               [WILLIAMS LOGO]

NOTES TO CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)

1.   BASIS OF PRESENTATION

     In the fourth quarter of 1999, Williams conformed its accounting for all of its inventories of non-trading crude oil and refined products to the average-cost method or market, if lower, the method used for the majority of such inventories. Previously, certain of these inventories were carried on the last-in, first-out (LIFO) cost method which was the inventory valuation method used by MAPCO Inc. Williams acquired MAPCO Inc. on March 28, 1998, in a business combination which was accounted for as a pooling of interests. At the time of the acquisition, Williams began using its business and risk management practices, to manage such inventories, but continued using the LIFO cost method. After taking into account its risk management practices, Williams now believes the average-cost method for such inventories is preferable because it provides a better measure of periodic income. In addition, the change results in the consistent valuation of Williams' non-trading crude oil and refined products inventories. All previously reported results have been restated to reflect the retroactive application of this accounting change. The accounting change increased net income for the fourth quarter and year ended December 31, 1999, by $5.8 million and $21.9 million, respectively. The income statements for the fourth quarter and year ended December 31, 1998 have been restated for the change, which resulted in a decrease to net income of $.3 million and $5.2 million, respectively.

     Communications' 1998 segment results have been restated to include the results of investments in certain Brazilian and Australian telecommunications projects, which had previously been reported in Other segment revenues and profit. These investments, along with certain businesses previously reported as Network Applications, are now collectively managed and reported as Strategic Investments. Segments previously reported as Network Services and Communications Solutions are now reported as Network and Solutions, respectively.

     Effective April 1, 1998, certain marketing activities were transferred from other Energy Services segments to Energy Marketing & Trading and combined with its energy risk trading operations. The income statement presentation relating to certain of these operations was changed effective April 1, 1998, on a prospective basis, to reflect these revenues net of the related costs to purchase such items. Activity prior to this date is reflected on a "gross" basis in the Consolidated Statement of Income. Concurrent with completing the combination of such activities with the energy risk trading operations of Energy Marketing & Trading, the related contract rights and obligations of certain of these operations are recorded in the Consolidated Balance Sheet at fair value consistent with Energy Marketing & Trading's accounting policy.

     Certain other income statement amounts for 1998 have been reclassified to conform to the current classifications.

     Segment profit of operating companies may vary by quarter. Based on current rate structures and/or historical maintenance schedules of certain of its pipelines, Gas Pipeline experiences higher segment profits in the first and fourth quarters as compared with the second and third quarters.

2.   SEGMENT REVENUES AND PROFIT (LOSS)

     Segment revenues and profit (loss) for the three months and years ended December 31, 1999 and 1998, are as follows:

                                                  Three months ended December 31,
                                                 Revenues         Segment Profit (Loss)
                                          --------------------    ---------------------
(millions)                                   1999       1998*       1999         1998*
                                          ---------   --------    -------       -------
Gas Pipeline                              $   530.7   $  443.9    $ 192.4       $ 120.5
                                          ---------   --------    -------       -------
Energy Services:
  Energy Marketing
    & Trading                                 678.9      451.4       33.9          10.9
  Exploration & Production                     62.4       32.5       20.0           2.0
  Midstream Gas & Liquids                     297.3      220.5       62.4          48.4
  Petroleum Services                          844.5      586.7       29.2          28.8
  Merger-related costs and
    non-compete amortization                     --         --       (2.7)         (4.8)
                                          ---------   --------    -------       -------
                                            1,883.1    1,291.1      142.8          85.3
                                          ---------   --------    -------       -------
Communications:
  Network                                     121.6      109.4      (43.3)          (.9)
  Solutions                                   229.5      350.4      (36.8)        (67.2)
  Strategic Investments                        49.7       55.5      (28.8)        (37.5)
                                          ---------   --------    -------       -------
                                              525.8      515.3     (108.9)       (105.6)
                                          ---------   --------    -------       -------
Other                                          43.9       35.3       11.3          14.8
Intercompany eliminations                    (534.7)    (247.2)        --            --
                                          ---------   --------    -------       -------
Total                                     $ 2,448.8   $ 2,038.4   $ 237.6       $ 115.0
                                          =========   =========   =======       =======

                                                     Years ended December 31,
                                                 Revenues         Segment Profit (Loss)
                                          --------------------    ---------------------
(millions)                                   1999       1998*       1999         1998*
                                          ---------   --------    -------       -------
Gas Pipeline                               $1,831.6   $1,684.8    $ 697.3      $  610.4
                                          ---------   --------    -------       -------
Energy Services:
  Energy Marketing
    & Trading                               2,247.4    1,907.1      106.1          39.0
  Exploration & Production                    190.1      139.3       39.8          27.2
  Midstream Gas & Liquids                   1,029.0      870.9      230.8         225.7
  Petroleum Services                        2,896.1    2,434.1      165.0         144.9
  Merger-related costs and
    non-compete amortization                     --         --      (12.7)        (50.7)
                                          ---------   --------    -------       -------
                                            6,362.6    5,351.4      529.0         386.1
                                          ---------   --------    -------       -------
Communications:
  Network                                     405.2      194.9     (129.6)        (26.3)
  Solutions                                 1,406.0    1,366.8      (64.6)        (54.1)
  Strategic Investments                       229.5      202.9     (124.0)       (112.6)
                                          ---------   --------    -------       -------
                                            2,040.7    1,764.6     (318.2)       (193.0)
                                          ---------   --------    -------       -------
Other                                         114.6       68.4        8.4           2.5
Intercompany eliminations                  (1,756.4)  (1,210.9)        --            --
                                          ---------   --------    -------       -------
Total                                     $ 8,593.1   $7,658.3    $ 916.5       $ 806.0
                                          =========   ========    =======       =======

* Certain amounts have been restated or reclassified as described in Note 1.



                                                             FOURTH QUARTER 1999

                                                                 [WILLIAMS LOGO]
NOTES TO CONSOLIDATED STATEMENT OF INCOME (CONTINUED)
(UNAUDITED)


2. SEGMENT REVENUES AND PROFIT (LOSS) (CONTINUED)

     Based on second-quarter 1999 regulatory proceedings involving rate-of-return methodology, three of the gas pipelines made reductions to certain rate refund liabilities and related interest accruals totaling approximately $51 million, of which $38.2 million is included in Gas Pipeline's segment revenues and segment profit for the year ended December 31, 1999. In addition, $2.7 million is included in Midstream Gas & Liquids' segment revenues and segment profit, as a result of its management of certain regulated gathering facilities, and the balance of $10.6 million is included as a reduction of interest accrued.

     The fourth quarter 1998 segment profit for all the respective business units and general corporate expenses include accruals totaling approximately $31 million related to the modification of a portion of Williams employee benefit program.

     Included in other (income) expense - net within segments costs and expenses and Energy Marketing & Trading's segment profit for the fourth quarter and year ended December 31, 1998, is a $14 million asset impairment related to the decision to focus its retail natural gas and electric business from sales to small commercial and residential customers to large end users.

     Other (income) expense - net and Gas Pipeline's segment profit for the fourth quarter and the year ended December 31, 1998, include $58 million in costs related to certain long-term gas supply contracts that Williams Gas Pipelines Central entered into in 1982. The charge represents an estimate, based on 1998 developments, of natural gas costs that will not be recoverable from customers.

     Included in other (income) expense - net within segment costs and expenses and Petroleum Services' segment profit for the year ended December 31,1998, is a $15.5 million loss provision, including interest, for potential refunds to customers as a result of an order from the Federal Energy Regulatory Commission
(FERC) to Williams Pipe Line. Based on a favorable settlement agreement and FERC approval, $6.5 million of the original loss provision was reversed in third-quarter 1999 and is included in other (income) expense - net within segment costs and expenses and Petroleum Services' segment profit for the year ended December 31, 1999.

     In connection with the 1998 acquisition of MAPCO Inc., Williams recognized approximately $80 million during the year ended December 31, 1998, in merger-related costs comprised primarily of outside professional fees and early retirement and severance costs. Approximately $51 million of these merger-related costs is included in other (income) expense - net within segment costs and expenses and as a component of Energy Services' segment profit, and $29 million, unrelated to the segments, is included in general corporate expenses.

     Also, included in other (income) expense - net within segment costs and expenses and Strategic Investments' segment loss for the year ended December 31, 1998, is a $23.2 million loss related to a venture involved in the technology and transmission of business information for news and educational purposes. The loss occurred as a result of management's re-evaluation and decision to exit the venture as Williams decided against making further investment in the venture. Williams abandoned its entire ownership in the venture during fourth-quarter 1998. The loss primarily consisted of $17 million from impairment of the total carrying amount of the investment and $5 million from recognition of contractual obligations that continued after abandonment. Williams' share of losses from the venture is not significant to consolidated net income for any periods presented.

     The following table reflects the reconciliation of segment profit to operating income as reported on the Consolidated Statement of Income.


                                                                          Three months ended               Years ended
                                                                       -----------------------       -----------------------
                                                                             December 31,                  December 31,
(millions)                                                               1999           1998*          1999           1998*
                                                                       --------       --------       --------       --------
Segment profit                                                         $  237.6       $  115.0       $  916.5       $  806.0
General corporate expenses                                                (21.7)         (13.1)         (67.9)         (89.2)
                                                                       --------       --------       --------       --------
Operating income                                                       $  215.9       $  101.9       $  848.6       $  716.8
                                                                       ========       ========       ========       ========

* Certain amounts have been restated as described in Note 1


3. ASSET SALES

     Included in other (income) expense - net within segment costs and expenses and Energy Marketing & Trading's segment profit for the fourth quarter and year ended December 31, 1999, are gains of $15.8 million and $22.3 million, respectively, related to the sale of certain of its retail gas and electric operations.

     Included in other (income) expense - net within segment costs and expenses and Exploration & Production's segment profit for the fourth quarter and year ended December 31, 1999, is a $14.7 million gain related to the sale of certain interests in gas producing properties.

     Included in other (income) expense - net within segment costs and expenses and Strategic Investments' segment loss for the year ended December 31, 1999, are pre-tax charges totaling $28.4 million, including a $1.7 million fourth quarter 1999 adjustment, relating to management's second-quarter 1999 decision and commitment to sell certain network application businesses. The $28.4 million charge consists of a $24.5 million loss from sale of the assets and $3.9 million in exit costs consisting of contractual obligations and employee-related costs. The proceeds from these sales were approximately $50 million. These transactions resulted in an income tax provision of approximately $7.9 million, which reflects the impact of goodwill not deductible for tax purposes. Segment losses for the operations related to these assets for the years ended December 31, 1999 and 1998 are approximately $10 million and $22 million, respectively.


                                                             FOURTH QUARTER 1999

                                                                 [WILLIAMS LOGO]

(UNAUDITED)

4. DISCONTINUED OPERATIONS

     Williams accrued a loss of $14.3 million (net of a $7.4 million income tax benefit) in fourth-quarter 1998 related to a business previously sold.

5. EXTRAORDINARY GAIN (LOSS)

     On December 17, 1999, Williams sold its retail propane business, Thermogas Company, previously a subsidiary of MAPCO Inc., for $443.7 million, including $175 million in senior common units of the buyer. The sale yielded an after-tax gain of $65.2 million (net of a $47.9 million provision for income taxes), which is reported as an extraordinary gain. Thermogas's operations are reported within the Energy Marketing & Trading segment.

     In 1998, Williams paid $54.4 million to redeem higher interest rate debt for a $4.8 million net loss (net of a $2.6 million benefit for income taxes).

6. CHANGE IN ACCOUNTING PRINCIPLE

     Effective January 1, 1999, Williams adopted Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." The SOP requires that all start-up costs be expensed as incurred and the expense related to the initial application of this SOP of $5.6 million (net of a $3.6 million benefit for income taxes) is reported as the cumulative effect of change in accounting principle.

     Additionally, the Emerging Issues Task Force reached a consensus on Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" which was adopted first-quarter 1999. The effect of initially applying the consensus at January 1, 1999, is immaterial to Williams' results of operations and financial position.

     In June 1999, the Financial Accounting Standards Board (FASB) issued interpretation No. 43, "Real Estate Sales, an interpretation of FASB Statement No. 66." The interpretation is effective for sales of real estate with property improvements or integral equipment entered into after June 30, 1999. Under this interpretation, dark fiber is considered integral equipment and accordingly title must transfer to a lessee in order for a lease transaction to be accounted for as a sales-type lease. After June 30, 1999, the effective date of FASB Interpretation No. 43, sales-type lease accounting is no longer appropriate for dark fiber leases and, therefore, these transactions will be accounted for as operating leases unless title to the fibers under lease transfers to the lessee or the agreement was entered into prior to June 30, 1999.

7. ISSUANCE OF SUBSIDIARY'S COMMON STOCK

     On October 1, 1999, Williams' communications business, Williams Communications Group, Inc. (WCG), completed an initial public offering of approximately 34 million shares of its common stock at $23 per share for proceeds of approximately $738 million. In addition, approximately 34 million shares of common stock were privately sold in concurrent investments by SBC Communications Inc., Intel Corporation and Telefonos de Mexico for proceeds of $738.5 million. These transactions resulted in a reduction of Williams' ownership interest in WCG from 100 percent to 85.3 percent. In accordance with Williams' policy regarding the issuance of subsidiary's common stock, Williams recognized a $1.2 billion increase to its stockholders' equity and a $307 million increase in its minority interest liability.


                                                             FOURTH QUARTER 1999

OPERATING STATISTIC                                              [WILLIAMS LOGO]
(UNAUDITED)

                                                         Three months ended         Years ended
                                                            December 31,           December 31,
                                                         ------------------      ------------------
                                                           1999      1998          1999      1998
                                                         --------  --------      --------  --------
Gas Pipeline:
 Central
   Throughput (TBtu)                                         84.0      90.1         323.8     329.5
   Average daily transportation volumes (TBtu)                 .9       1.0            .9        .9
   Average daily firm reserved capacity (TBtu)                2.2       2.2           2.2       2.1

Kern River Gas Transmission
   Throughput (TBtu)                                         77.6      77.9         302.7     299.1
   Average daily transportation volumes (TBtu)                 .8        .8            .8        .8
   Average daily firm reserved capacity (TBtu)                 .7        .7            .7        .7

Northwest Pipeline
   Throughput (TBtu)                                        196.9     185.7         708.2     731.9
   Average daily transportation volumes (TBtu)                2.1       2.0           1.9       2.0
   Average daily firm reserved capacity (TBtu)                2.5       2.6           2.5       2.6

Texas Gas Transmission
   Throughput (TBtu)                                        191.6     202.3         749.6     752.4
   Average daily transportation volumes (TBtu)                2.1       2.2           2.1       2.1
   Average daily firm reserved capacity (TBtu)                2.6       2.6           2.2       2.2

Transcontinental Gas Pipe Line
   Throughput (TBtu)                                        441.6     407.6       1,664.6   1,593.9
   Average daily transportation volumes (TBtu)                4.8       4.4           4.6       4.4
   Average daily firm reserved capacity (TBtu)                6.4       6.7           6.3       6.5

Communications (at December 31):
 Network
  Planned route miles:
   Single fiber network route miles                                                 9,700
   Other route miles wholly owned                                                   9,500
   Route miles under the asset defeasance program                                   3,270
   Route miles jointly owned                                                        1,520
   Route miles through dark fiber rights                                            9,130
   Total planned route miles                                                       33,120

  Planned retained fiber miles                                                    400,000
  Route miles in operation                                                         20,223    16,260
  Route miles lit                                                                  23,713    16,705
  Cable miles in the ground                                                        25,679    18,671


                                                             FOURTH QUARTER 1999

OPERATING STATISTICS (CONTINUED)                                 [WILLIAMS LOGO]
(UNAUDITED)

                                                                      Three months ended          Years ended
                                                                          December 31,            December 31,
                                                                      ------------------       ------------------
                                                                       1999         1998        1999         1998
                                                                      -----        -----       -----        -----
Energy Services:
 Energy Marketing & Trading
   Physical Trading
     Natural gas (TBtuD)                                                3.4          3.6         3.4          3.5
     Power (GWh/hour)                                                  13.5          3.8        10.3          5.3

 Exploration & Production
   Natural gas production (TBtu)                                       13.9         12.5        54.0         41.6

 Midstream Gas & Liquids
   Field Services
     Gathering volumes (TBtu)                                         500.0        545.2     2,084.7      2,116.8
     Processing  volumes (TBtu)                                       134.4        136.7       538.5        536.1
     Natural gas liquids sales (million gallons)                      247.1        140.4       837.9        575.8
   Natural Gas Liquids Pipeline
     Barrel miles - total system (billions)                            35.5         35.2       136.4        137.6
     Mid-America Pipeline deliveries (million barrels)                 78.0         73.6       277.4        277.1
     Seminole Pipeline deliveries (million barrels)                    22.9         23.9        92.3         95.6
     Rocky Mountain Extension deliveries (million barrels)              9.3          6.2        33.8         28.3

 Petroleum Services
   Petroleum Products Pipeline
     Shipments (million barrels)                                       59.2         56.9       222.5        224.0
     Barrel miles (billions)                                           18.5         16.3        67.8         61.0
   Ethanol sales (million gallons)                                     59.2         42.6       200.1        172.1
   Refining (crude runs)
     Memphis (MBPD)                                                   120.0        119.2       130.9        120.2
     North Pole (MBPD)                                                203.7        177.3       185.9        142.5
   Retail locations
     Average monthly gasoline and diesel
       sales per store (thousand gallons)                             208.6        184.1       192.8        170.0
     Average number of stores                                           266          255         261          254

                                                             FOURTH QUARTER 1999